Cardinal Energy Announces Corporate Changes

Dallas, Texas January 25, 2018 – Cardinal Energy Group, Inc (“Cardinal Energy” or “the Company”) (OTCQB: CEGX)

The Board of Directors of the Cardinal Energy Group, Inc. announces corporate changes in the Company’s management and Board of Directors.

J. Richard (Rick) Iler has been appointed as the Cardinal Energy Group, Inc. (the “Company”) Chief Financial Officer effective on January 19th ,2018.

Mr. Iler has been a financial and accounting professional experienced in both public and privately held early stage companies for over 30 years, serving as a Chief Financial Officer of various technology companies. He has extensive capital markets, corporate finance, and venture capital experience. Throughout his career, he has experience in merger and acquisitions, structuring, sourcing, or closing of nearly $400mm in debt and nearly $200 mm in equity financings in various structures. He founded Iler and Associates Investment Banking raising funding for several drilling programs. He has served as a board member and corporate secretary responsible for, corporate governance, shareholder communications and investor relations. His previous experience includes institutional corporate bond sales at major bulge bracket firms and fixed income portfolio manager, Treasurer, and Chairman of Asset/Liability Committee for a regional Texas savings bank.

Mr. John Jordan has submitted his resignation as a Director of Cardinal Energy Group, Inc. effective on January 19, 2018. Mr. Jordan has decided to retire from corporate duties after 48 years in the oil and gas business and devote his time to his extensive family and to his volunteer work with US veterans.

The Company has officially severed all relationships with Mr. Tim Crawford effective on January 19, 2018. Mr. Crawford has been aiding the new management of the Company to locate documents for the 2016 audit since he resigned on July 31, 2017 as Director and Chief Executive Officer. Mr. Crawford maintained a consulting-based relationship only through the transition into new management and that relationship has now been terminated by the board.

About Cardinal Energy Group, Inc.

Cardinal Energy Group, Inc. is principally engaged in the acquisition of the fractional ownership of crude oil properties. More information on Cardinal Energy Group, Inc. is available at www.cegx.us.

Forward Looking Statements

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Cardinal Energy Group, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our beliefs concerning our ability to increase the rate of oil and gas production, and the expected demand, pricing and operating results for our oil and gas operations.

Contact Information

Office: 325-762-2112

Web Site: www.cardinalenergygroup.com

Information: infor@cegx.us